Exhibit 10.4.5

SIXTH AMENDMENT TO LEASE
(400 Corporate Pointe)

THIS SIXTH AMENDMENT TO LEASE (“Sixth Amendment”) is made and entered into as of the 28th day of August, 2001, by and between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership (“Landlord”) and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.       400 Corporate Pointe, Ltd., a California general partnership (“400 Corporate”) and Integrated Analytics Corporation, a California corporation (“IAC”) entered into that certain Standard Form Office Lease dated as of July 11, 1990 (“Original Lease”), whereby 400 Corporate leased to IAC and IAC leased from 400 Corporate certain office space located in that certain building located and addressed at 400 Corporate Pointe, Culver City, California 90230 (the “Building”). The Original Lease was subsequently amended by that certain First Amendment to Lease dated June 1, 1995, by and between AEW/LBA Acquisition Co. LLC, a California limited liability company (“AEW”) as successor-in-interest to 400 Corporate, and Tenant, as successor-in-interest to IAC (the “First Amendment”); by that certain Second Amendment to Lease dated December 5, 1996 by and between Arden Realty Limited Partnership, a Maryland limited partnership (“ARLP”) as successor-in-interest to AEW and Tenant (“Second Amendment”); by that certain Third Amendment to Lease dated as of March 13, 1998 by and between Landlord as successor-in-interest to ARLP and Tenant (“Third Amendment”); by that certain Fourth Amendment to Lease dated as of February 29, 2000 by and between Landlord and Tenant (the “Fourth Amendment”); and by that certain Fifth Amendment to Lease dated June 29, 2000 by and between Landlord and Tenant (the “Fifth Amendment”). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment is referred to herein as the “Lease”.

B.        By this Sixth Amendment, Landlord and Tenant desire to expand the Existing Premises and to otherwise modify the Lease as provided herein.

C.        Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.         The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord certain office space in the Building containing a total of 48,202 rentable square feet comprised of 13,696 rentable square feet located on the eighth (8th) floor of the Building and known as Suite 855, 5,295 rentable square feet located on the seventh (7th) floor of the Building and known as Suite 750, 1,263 rentable square feet located on the seventh (7th) floor of the Building known as Suite 725, 20,347 rentable square feet consisting of the sixth (6th) floor of the Building and known as Suite 600 and 7,601 rentable square feet located on the seventh (7th) floor of the Building and known as Suite 700 (collectively, the “Existing Premises”).

2.         Expansion of the Existing Premises.

2.1. Suite 780. That certain space located on the seventh (7th) floor of the Building and known as Suite 780 is outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof (“Suite 780”). Landlord and Tenant hereby stipulate that Suite 780 contains 2,147 rentable (1,867 usable) square feet. Effective as of the date (the “Suite 780 Commencement Date”) that is sixty (60) days after the date Landlord delivers possession of

Suite 780 to Tenant (the “Suite 780 Delivery Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant Suite 780. Accordingly, effective upon Suite 780 Commencement Date, the Existing Premises shall be increased to include Suite 780. The Suite 780 Delivery Date is anticipated to be November 1, 2001. If Landlord does not deliver possession of Suite 780 to Tenant on or before the anticipated Suite 780 Delivery Date, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Sixth Amendment nor the obligations of Tenant hereunder. Effective as of the Suite 780 Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by Suite 780.

2.2.      Suite 785. That certain space located on the seventh (7th) floor of the Building and known as Suite 785 is outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof (“Suite 785”). Landlord and Tenant hereby stipulate that Suite 785 contains 1,204 rentable (1,047 usable) square feet. Effective as of the date (the “Suite 785 Commencement Date”) that is sixty (60) days after the date Landlord delivers Suite 785 to Tenant (the “Suite 785 Delivery Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant Suite 785. Accordingly, effective upon the Suite 785 Commencement Date, the Existing Premises shall be increased to include the Suite 785. The Suite 785 Delivery Date is anticipated to be December 1, 2001. If Landlord does not deliver possession of Suite 785 to Tenant on or before the anticipated Suite 785 Delivery Date, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Sixth Amendment nor the obligations of Tenant hereunder. Effective as of the Suite 785 Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by Suite 785.

2.3.      Suite 755. That certain space located on the seventh (7th) floor of the Building and known as Suite 755 is outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof (“Suite 755”). Landlord and Tenant hereby stipulate that Suite 755 contains 2,789 rentable (2,425 usable) square feet. Effective as of the date (the “Suite 755 Commencement Date”) that is sixty (60) days after the date Landlord delivers Suite 755 to Tenant (the “Suite 755 Delivery Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant Suite 755. Accordingly, effective upon the Suite 755 Commencement Date, the Existing Premises shall be increased to include Suite 755. The Suite 755 Delivery Date is anticipated to be April 1, 2002. If Landlord does not deliver possession of Suite 755 to Tenant on or before the anticipated Suite 755 Delivery Date, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Sixth Amendment nor the obligations of Tenant hereunder. Effective as of the Suite 755 Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by Suite 755.

Suites 780, 785 and 755 may be referred to collectively herein as the “Expansion Space.” Landlord and Tenant hereby agree that such addition of the Expansion Space shall, effective after the Suite 780, Suite 785 and Suite 755 Commencement Dates have all occurred, increase the number of rentable square feet leased by Tenant in the Building to a total of 54,342 rentable square feet.

3.   Term and Monthly Base Rent for the Expansion Space.

3.1. Suite 780. The Lease Term for Tenant’s lease of Suite 780 (“Suite 780 Term”) shall commence on the Suite 780 Commencement Date and shall expire co-terminously with Tenants lease of the Existing Premises on December 31, 2005, subject to extension as provided in Section 10 of the Third Amendment. During the Suite 780 Term, Tenant shall pay in accordance with the provisions of this Section 3.1, Monthly Base Rent for Suite 780 as follows:

Month of Suite 780 Term	Monthly Base Rent

1 - 12	$4,938.10

13-24	$5,086.24

24-36	$5,238.83

37-December 31, 2005	$5,396.00

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3.2.      Suite 785. The Lease Term for Tenant’s lease of Suite 785 (“Suite 785 Term”) shall commence on the Suite 785 Commencement Date and shall expire co-terminously with Tenant’s lease of the Existing Premises on December 31, 2005, subject to extension as provided in Section 10 of the Third Amendment. During the Suite 785 Term, Tenant shall pay in accordance with the provisions of this Section 3.2, Monthly Base Rent for Suite 785 as follows:

Month of Suite 785 Term	Monthly Base Rent

1 – 12	$2,769.20

13-24	$2,852.28

24-36	$2,937.84

37-December 31, 2005	$3,025.98

3.3.      Suite 755. The Lease Term for Tenant’s lease of Suite 755 (“Suite 755 Term”) shall commence on the Suite 755 Commencement Date and shall expire co-terminously with Tenant’s lease of the Existing Premises on December 31, 2005, subject to extension as provided in Section 10 of the Third Amendment. During the Suite 755 Term, Tenant shall pay in accordance with the provisions of this Section 3.3, Monthly Base Rent for Suite 755 as follows:

Month of Suite 755 Term	Monthly Base Rent

1 – 12	$6,414.70

13-24	$6,607.14

24-36	$6,805.36

37-December 31, 2005	$7,009.52

4.         Tenant’s Percentage of Total Rentable Area.

4.1.      Notwithstanding anything to the contrary in the Lease, during the Suite 780 Term, Tenant’s Percentage of Total Rentable Area for the Suite 780 only shall be 1.30% and the Base Year (as defined in Section 1.7 of the First Amendment) for the Suite 780 only shall be the calendar year 2002.

4.2.      Notwithstanding anything to the contrary in the Lease, during the Suite 785 Term, Tenant’s Percentage of Total Rentable Area for the Suite 785 only shall be 0.73% and the Base Year (as defined in Section 1.7 of the First Amendment) for the Suite 785 only shall be the calendar year 2002.

4.3.      Notwithstanding anything to the contrary in the Lease, during the Suite 780 Term, Tenant’s Percentage of Total Rentable Area for the Suite 755 only shall be 1.69% and the Base Year (as defined in Section 1.7 of the First Amendment) for the Suite 755 only shall be the calendar year 2002.

5.         Tenant Improvements. Tenant Improvements in each, suite of the Expansion Space shall be installed and constructed in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit “B” and made a part hereof. The Tenant Work Letter shall apply separately to each suite, except that the architect, contractor and each subcontractor approved for purposes of work on one suite shall also be deemed approved for work on the other suites.

6.         Refurbishment of 8th Floor Corridors. On or before December 31, 2001, Landlord shall refurbish the common area corridor and elevator lobby located on the 8th floor of the Building using Building-standard materials as determined by Landlord in Landlord’s sole discretion.

7.         Parking.

7.1.      Effective from and after the Suite 780 Commencement Date and continuing throughout the Suite 780 Term, Tenant may rent from Landlord up to an additional nine (9) unreserved parking passes for use in the Building’s parking facility. Tenant’s rental and

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use of such additional parking passes shall be in accordance with, and subject to, all provisions of Section l(w) of the Original Lease including, without limitation, payment of the prevailing monthly parking rate for such passes.

7.2.      Effective from and after the Suite 785 Commencement Date and continuing throughout the Suite 785 Term, Tenant may rent from Landlord up to an additional five (5) unreserved parking passes for use in the Building’s parking facility. Tenant’s rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of Section l(w) of the Original Lease including, without limitation, payment of the prevailing monthly parking rates for such passes.

7.3.      Effective from and after the Suite 755 Commencement Date and continuing throughout the Suite 755 Term, Tenant may rent from Landlord up to an additional eleven (11) unreserved parking passes for use in the Building’s parking facility. Tenant’s rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of Section l(w) of the Original Lease including, without limitation, payment of the prevailing monthly parking rate for such passes.

8.         Option to Cancel. The parties hereby agree and acknowledge that Tenant’s Cancellation Option pursuant to Section 1.11 of the First Amendment, as amended by Section 9 of the Second Amendment, shall not apply to the Expansion Space.

9.         Option to Renew. In the event Tenant elects to exercise its first Option to Renew pursuant to Section 10 of the Third Amendment, in determining the “Fair Market Rental Rate” for such first Option Term, Tenant shall receive a minimum of Three Dollars ($3.00) per usable square foot of that portion of then-exiting Premises subject to such renewal, as a tenant improvement, refurbishment and/or repainting allowance under Section 1.12(b)(v) of the First Amendment.

10.       Existing Subtenants. Tenant shall have the right, without Landlord’s consent, to sublet all or a part or parts of the Expansion Space to tenants and subtenants currently occupying such portions of the Expansion Space, so long as no such sublease has a term expiring later than the term for the applicable Expansion Space and so long as no demising walls or separate reception areas are constructed in connection with any such sublease. Tenant shall give Landlord written notice of each such sublease no later than ten (10) business days after entering into the same.

11.       Notice of Lease Term Dates. Landlord may deliver to Tenant a commencement letter in a form substantially similar to that attached hereto as Exhibit “C” and made a part hereof at any time after the occurrence of each of the Suite 780, Suite 785 and/or Suite 755 Commencement Dates, respectively. Tenant agrees to execute and return to Landlord each such commencement letter within five (5) business days after Tenant’s receipt thereof.

12.       Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Sixth Amendment other than CB Richard Ellis, Inc., for whose commission Landlord shall be responsible. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity, other than CB Richard Ellis, Inc., which claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Sixth Amendment.

13.       Defaults. Tenant hereby represents and warrants to Landlord that, to the best of Tenants knowledge as of the date of this Sixth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

14.       Signing Authority. Concurrently with Tenants execution of this Sixth Amendment, Tenant shall provide to Landlord reasonable evidence that the individuals executing this Sixth Amendment on behalf of Tenant are authorized to bind the Tenant.

15.       No Further Modification. Except as set forth in this Sixth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Space and shall

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remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Sixth Amendment.

IN WITNESS WHEREOF, this Sixth Amendment has been executed as of the day and year first above written.

“LANDLORD”	ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership

	By:	ARDEN REALTY FINANCE, INC.,
a California corporation
Its: Sole General Partner

	By:	/s/ Victor J. Coleman
VICTOR J. COLEMAN Its: President and COO

	By:	/s/ Robert C. Peddicord
Robert C. Peddicord
	Its:	Senior Vice President

“TENANT”	INVESTMENT TECHNOLOGY GROUP, INC.,
a Delaware corporation

	By:	/s/ P. Hats Goebels
	Print Name:	P. Hats Goebels
	Title:	SVP

	By:	/s/ Howard R. Mathtay
	Print Name:	Howard R. Mathtay
	Title:	CEO

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EXHIBIT “A”

OUTLINE OF EXPANSION SPACE

EXHIBIT “B”

TENANT WORK LETTER

This Tenant Work Letter shall set faith the terms and conditions relating to the renovation of the tenant improvements in the Expansion Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovations of the Expansion Space, in sequence, as such issues will arise.

SECTION 1

LANDLORDS INITIAL CONSTRUCTION IN THE EXPANSION SPACE

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Expansion Space, and (ii) of the floor of the Building on which the Expansion Space is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the Expansion Space and the Base, Shell and Core, and agrees that the Expansion Space and the Base, Shell and Core shall be delivered to Tenant in their current “as-is” condition. The renovations to the improvements in the Expansion Space shall be designed and constructed pursuant to this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1       Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $11.00 per usable square foot of the Expansion Space for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Expansion Space (the “Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant by December 31, 2002.

2.2       Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; and (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”). However, in no event shall more than Three and 00/100 Dollars ($3.00) per usable square foot of the Improvement Allowance be used for the items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be deemed to constitute an Over-Allowance Amount. During the design and construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.1    Monthly Disbursements. On or before the first day of each calendar month during the design and construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) request(s) for payment of the “Architect,” “Engineer” and/or “Contractor,” as such terms are defined in Sections 3.1 and 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing (as applicable) the schedule, by trade, of percentage of completion of the Improvements in the Expansion Space, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for services provided, labor rendered and materials delivered to the Expansion Space; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2       Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Space, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenants leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Expansion Space has been substantially completed.

2.2.3       Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property.

2.3            Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building-standard components to be used in the construction of the Improvements in the Expansion Space (collectively, the “Standard Improvement Package”), which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1            Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Improvements. Landlord shall ensure that the charges of the Engineers are competitive (although not necessarily the lowest available). The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2            Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Expansion Space (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval, not to be unreasonably withheld. Landlord shall advise Tenant within ten (10) days after Landlord’s receipt of the Final Space Plan if the same is unsatisfactory or incomplete in any respect and Landlord’s failure to give Tenant written notice of any such objection within said ten (10) day period shall be deemed approval by Landlord of the Final Space Plan.

3.3           Final Working Drawings. Architect and the Engineers shall complete the architectural and engineering drawings for the Expansion Space, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, not to be unreasonably withheld. Landlord shall advise Tenant within ten (10) days after Landlord’s receipt of the Final Working Drawings if the same is unsatisfactory or incomplete in any respect and Landlord’s failure to give Tenant written notice of any such objection within said ten (10) day period shall be deemed approval by Landlord of the Final Working Drawings.

3.4           Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1           Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and approved by Landlord, not to be unreasonably withheld.

4.2          Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work. Landlord shall ensure that the charges of designated subcontractors are competitive (although not necessarily the lowest available).

4.3          Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings.

4.4          Indemnification & Insurance.

4.4.1        Indemnity. Tenant’s indemnity of Landlord as set forth in Article 20 of the Original Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents.

4.4.2         Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.3        Insurance Requirements.

4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 22 of the Original Lease.

4.4.3.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.

SECTION 5

MISCELLANEOUS

5.1           Tenant’s Representative. The Tenant has designated Susan Nelson as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2           Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3           Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

EXHIBIT “C”

NOTICE OF LEASE TERM DATES

TO:		DATE:	, 200

Attention:

RE:      Sixth Amendment dated                        , 2001, between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership (“Landlord”), and                        , a                         (“Tenant”), concerning Suite (the “Expansion Space”), located at                                  , California.

Dear Mr. [or Ms.]                     :

In accordance with the                       Amendment, Landlord wishes to advise and/or confirm the following:

1.         That the Tenant is in possession of the Expansion Space and acknowledges that under the provisions of the                         Amendment, the Expansion Space Term commenced as of                     , 200     and shall expire on December 31, 2005.

2.         That in accordance with the Sixth Amendment, Monthly Base Rent for the Expansion Space Term commenced to accrue on                        , 200   .

3.         The exact number of rentable square feet within the Expansion Space is                     square feet.

4.         Tenant’s Percentage Share, as adjusted based upon the number of rentable square feet within the Expansion Space, is           %.

AGREED AND ACCEPTED:

TENANT:

,
a

By:
Print Name:
Its:

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